NEWS	Fonar Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR BOARD OF DIRECTORS APPOINTS INDEPENDENT DIRECTOR

MELVILLE, NEW YORK, March 20, 2023 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning, today announced that its board of directors appointed Jessica Maher as a replacement independent director to a vacancy on the Company´s board of directors and audit committee.

Timothy Damadian, chairman, president and CEO of FONAR, said, “FONAR’s primary source of income and growth is attributable to its diagnostic imaging management subsidiary, Health Management Company of America (HMCA). As a management company, HMCA bills and collects for all services rendered at HMCA-managed and HMCA-owned facilities. These facilities, all of them located in New York and Florida and collectively equipped with 40 MRI machines, perform over 175,000 MRI scans per year, which is why our billing and collections department is the largest department in the Company. Mrs. Maher’s experience with reporting software, auditing, medical insurance, and patient records will be very helpful to HMCA. Additionally, Mrs. Maher’s auditing experience and expertise will make her a valuable member of FONAR’s audit committee.

Mrs. Maher is a staff accountant at Ives & Sultan, LLP in Woodbury, New York, where she is responsible for preparing audited financial statements for various clients, overseeing audit testing areas, audits of 401(k) plans, and personal and company tax returns.

Mrs. Maher earned both her Bachelor of Science in Accounting degree with a minor in Accounting Information Systems and her Master of Science in Accounting degree from Fairfield University in Fairfield, Connecticut.

During her early undergraduate years, Mrs. Maher worked for Tritech Healthcare Management in Melville, New York, where she reviewed patient files, insurance, charts and documents to ensure that the services provided by clients were being properly billed.

In her senior year, Mrs. Maher interned at Northwell Health in Westbury, New York, where she supported the financial reporting team for two hospitals, reported into accounts receivable software, and analyzed patient billing records to identify overpayments.

Mrs. Maher’s first position out of college was with PriceWaterhouseCoopers in Melville, New York, where she was assigned to two private equity clients, was responsible for a variety of the audit areas, and assisted managers in reviewing financial statements, footnote disclosures, and audit opinions.

Mrs. Maher fills the vacancy on the board of directors left by John Collins who has accepted a full-time position with FONAR.

Mr. Damadian continued, “We are very fortunate to have Mrs. Maher on FONAR’s board of directors and we look forward to working with her.”

About FONAR

FONAR, the Inventor of MR Scanning™, is located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI Company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down and ”weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR's primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of Fonar Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.